Exhibit 10.2
FIRST MODIFICATION
TO THE
NATIONAL CINEMEDIA, INC.
2016 EQUITY INCENTIVE PLAN

2019 RESTRICTED STOCK AGREEMENT
Performance Period: Fiscal Year 2019 – Fiscal Year 2021
First Modification Effective March 2, 2021
The 2019 Restricted Stock Agreement, for the Performance Period Fiscal Year 2019 – Fiscal Year 2021 between National CineMedia, Inc. and Grantee (the “Agreement”) is modified as follows effective March 2, 2021. Capitalized terms not defined herein shall have the same meaning as in the Agreement.
The Vesting Schedule contained in Section A. Notice of Grant in the Agreement is amended to specify that the Restricted Stock shall vest with respect to 58.7% of the number of shares subject to the Restricted Stock Award, subject to the Grantee’s continued Service through the Vesting Date. The Vesting Date will remain unchanged.
Except as set forth above, all provisions of the Agreement shall remain unaffected by this First Modification.